EXHIBIT 10.52
[Company Letterhead]

February 8, 2012
Mr. Fernando Acosta

Dear Fernando:

We are pleased to offer you the position of Senior Vice President and President, Latin America for Avon Products, Inc. (“Avon”) reporting to Charles Herington, Executive Vice President, Developing Markets Group. This agreement supersedes all prior agreements, written or oral, regarding your employment with Avon.

Your annual base salary will be $675,000. Although this salary is quoted on an annual basis, it does not imply a specific period of employment.

You will be eligible to participate in Avon's annual incentive program available to Senior Vice President level associates beginning with the 2012 plan year. Your annual target award will be 80% of your earned base salary for the performance period, with the opportunity for a maximum payout of 200% of target. Annual awards are contingent on relevant individual and business performance goals being achieved. Annual incentive program payments are generally made early in the year following the performance period, with the first such payment, if any, in 2013 for the 2012 plan year.

You will be eligible to participate in the long-term incentive program available to all Senior Vice President level associates beginning in 2012 You will receive your first regular award in 2012 and participate in the 2012-2014 performance cycle. Long-term incentives are currently delivered 70% in performance-based restricted stock units (“PRSUs”) and 30% in performance-based cash. PRSUs are generally settled in shares of Avon common stock. The number of PRSUs that vest and the payout percentage for performance cash are subject to performance against pre-set goals. Cycles are generally three years in duration. In addition, in lieu of participating in the long-term incentive program in 2011, you agreed to receive a one-time RSU award under the Avon Products, Inc. 2010 Stock Incentive plan. It was granted at a value equal to 200% of base salary ($1,355,000) and will vest 100% on April 6, 2014, subject to your continued employment with Avon. Such time-based RSUs will not receive dividend equivalent rights prior to vesting. Settlement is generally in shares of Avon stock.

Should joining Avon result in the forfeiture of your 2011 annual incentive cash award with your current company (Unilever), Avon will pay you a cash bonus of $280,000. In addition, we recognize that you will be forfeiting a significant amount of value in unvested equity and other benefits when you leave your current employer. In order to help offset this loss, you will receive another cash sign-on bonus of $590,000. Both payments will be payable within 30 days of your hire date with Avon. Should you leave Avon voluntarily within two years of your first date of employment, you will be required to repay these cash sign-on bonuses to Avon. Such repayment would be due within 45 days of your termination of employment.

Fernando Acosta
February 8, 2012

As a senior executive of Avon, you will need to adhere to stock ownership guidelines, which encourage executive share ownership and align executive interests with those of shareholders, consistent with best practices among high-performing companies. You will be required to own Avon stock equal to two times base salary within five years from the date of hire.

It is our intention that your position be based in Miami, Florida in the United States. As you are currently working as an expatriate outside of the United States, Avon will relocate you to Miami, Florida and provide the benefits offered under the company's relocation policies. Should you accept this offer, Avon will also provide assistance to you in finding and either renting or purchasing a home in the Miami area, provided you decide to rent or purchase a home within twelve months from with the date you are eligible to work in the United States with Avon. This assistance includes home finding support and reasonable closing costs associated with a home purchase.

For the short-term time period during which you and/or your family remain in Colombia after you leave your current company but before your move to the United States, Avon will cover the costs associated with your current expatriate benefits in Colombia (which generally include housing, schooling, armored car and driver support and club memberships). In addition, in recognition of the current education benefits you are receiving and in order to support your family's transition, Avon will cover tuition costs associated with the education of your children (attending schools in grades K through 12) for two years (four semesters) once you relocate to Miami. In order to comply with IRC Section 409A, the costs eligible for reimbursement under this paragraph must be incurred during 2011, 2012 or 2013 (or 2011 through 2015 for tuition reimbursement), must be reimbursed on or before the last day of the calendar year following the taxable year in which the expense was incurred and your right to reimbursement may not be exchanged for cash or another benefit.

As a foreign citizen, Avon or its affiliates will sponsor your application(s) for immigrant visas in accordance with applicable laws, and be the beneficiary of any such approved petition(s), including visas and employment with Avon Colombia if necessary to remain in Colombia prior to your transfer to the United States.

You will be eligible to participate in the benefit programs generally available to all associates who satisfy certain eligibility requirements as of your date of hire. Accordingly, you will be eligible for our health and welfare benefits such as medical, dental, vision and long-term disability plans as of your date of hire. In addition, assuming you satisfy the eligibility requirements, the Avon Personal Savings Account Plan (Avon's 401(k) plan) is available to you on your date of hire. Also, assuming you are in an eligible class and you satisfy the eligibility requirements under the Avon Products, Inc. Personal Retirement Account Plan (the “PRA”), Avon's retirement plan, we will automatically open a PRA account for you after you complete one year of service. The PRA is a cash balance pension account designed to provide you with a source of retirement income if you should leave Avon at any time after becoming vested. You will also be covered under other Avon

Fernando Acosta
February 8, 2012

compensation plans and policies in which similarly situated Avon executives participate, including Avon's change in control policy and compensation recoupment policy.

Under the Avon Products, Inc. Severance Pay Plan (the “Severance Plan”), generally, you are eligible to receive 24 months base pay as severance in the form of salary continuation. Please note that payment of your severance benefits will be in accordance with the provisions of IRC Section 409A, including any applicable six-month delay for certain payments made upon termination of employment. In order to be eligible for severance benefits under the Severance Plan, you will be required to sign a general release of all claims. The Severance Plan may be amended at any time.

Once you and your family have moved to Miami, you will be eligible for a transportation allowance equal to $11,000 per year and paid monthly (approximately $916.67 per month). You will also be eligible for a financial planning allowance up to $12,500 per year. These benefits are subject to the terms of Avon's executive perquisite program as in effect from time to time.

Upon submission of appropriate documentation by February 24, 2012, Avon agrees to reimburse you within thirty (30) days, for your legal fees incurred in connection with the negotiation and documentation of this agreement up to a maximum of $8,000.

You will be eligible for four weeks of vacation. If you leave Avon's employment you will be paid for any unused vacation earned and not used until the termination date.

As a condition of extending this offer, you represent and agree that, after inquiry, a) you have no knowledge of any currently effective employment contract executed by you and by Unilever (UK), b) you have no knowledge of any garden leave arrangement contractually obligating you and effective upon your termination of employment with Unilever Andina Colombia Limitada (your “Current Employer"), and c) to your knowledge, you have delivered to Avon all current contractual arrangements executed by you and relating to your current employment, your termination of such employment, and any post-employment obligations.  You represent and agree that, to your knowledge, you are fully able to perform all of the responsibilities of your new position, and your acceptance and execution of this offer does not conflict with any duties owed or owing to your Current Employer.

Your employment at Avon is contingent upon your passing a satisfactory background investigation, reference checks, compliance with immigration law and passing a drug screening test. As you may be aware, immigration law requires that Avon verify the employment authorization status of all new employees. Therefore, on your first day you will be asked to provide documents which establish your identity and employment eligibility. We will forward a list of acceptable documents for verification purposes in due course.

Avon maintains a drug free work environment and requires that all new hires pass a drug screen as a condition of employment. The results of this test must be received prior to your date of employment; you should allow 3-4 business days for the results to be processed.

Fernando Acosta
February 8, 2012

Fernando, I very much look forward to your joining Avon. I am confident your career at Avon will be rewarding. If you have any questions, please feel free to call me at 212-282-5132.

Sincerely,

/s/ Lucien Alziari
Lucien Alziari
Senior Vice President, Human Resources and Corporate Responsibility

cc: Charles Herington, Executive Vice President, Developing Market Group
Andrea Jung, Chief Executive Officer
Gina Fitzsimons, Executive Director, Global Compensation and Benefits

Accepted and Agreed to:

/s/ Fernando Acosta	23/Feb/12

Fernando Acosta	Date